FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC., ANNOUNCES RECORD FINANCIAL RESULTS

Fiscal 2007 Net Earnings up 51.2% to $21,852,000

Fiscal 2007 Sales up 30.4% to $317,200,000

Management is Optimistic for Fiscal 2008

     RACINE, WISCONSIN—July 31, 2007—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2007 fourth quarter and fiscal year ended June 30, 2007. The Company reported record sales and net earnings for fiscal 2007.

     Sales for the quarter ended June 30, 2007 improved 25.2 percent to $90,782,000 from $72,534,000 in the same period a year ago. Sales for fiscal 2007 increased 30.4 percent to $317,200,000 from $243,287,000 for fiscal 2006. The BCS Group acquisition contributed $11,116,000 to net sales in the fiscal 2007 fourth quarter and $33,118,000 to full-year sales. The net year-over-year translation effect of the change in foreign currency exchange rates was to increase sales by $1,986,000 in the fiscal 2007 fourth quarter and $7,515,000 for the full year when compared to the same periods in fiscal 2006. Sales continued to benefit from strong demand across all the markets the Company serves, especially from its oil, commercial marine, propulsion systems and military customers.

     Gross profit, as a percentage of 2007 fourth-quarter sales, remained flat at 33.1 percent. The net impact of the change in foreign currency exchange rates was to increase gross profit by $337,000 in the fiscal 2007 fourth quarter. This represents the net impact of favorable foreign currency translation of $636,000 and the unfavorable margin impact of a strengthening Euro on the US dollar sales of our Belgian manufacturing operation of $299,000.

     Gross profit, as a percentage of fiscal 2007 sales, increased 1.8 percentage points to 32.4 percent from 30.6 percent last fiscal year. The net impact of the change in foreign currency exchange rates was to increase gross profit by $952,000 in fiscal 2007 compared to fiscal 2006. This represents the net impact of favorable foreign currency translation of $2,325,000 and the unfavorable margin impact of a strengthening Euro on the US dollar sales of our Belgian manufacturing operation of $1,373,000. For the year, profitability continued to improve from higher sales volumes, the implementation of cost reduction and outsourcing programs, manufacturing efficiencies, a better product mix, and selective price increases.

more…

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     Net earnings for the fiscal 2007 fourth quarter decreased 11.6 percent to $5,001,000, or $0.83 per diluted share, compared with $5,660,000, or $0.95 per diluted share, for the fiscal 2006 fourth quarter. Net earnings for the quarter were unfavorably impacted by the following items: (1) an after-tax restructuring charge at the Company’s Belgian operation of $1,751,000, or $0.29 per diluted share, (2) an after-tax write-off of an impaired intangible asset of $366,000, or $0.06 per diluted share, and (3) an after-tax increase in the Company’s accrual for executive stock-based compensation versus the fourth quarter of fiscal 2006 of $740,000, or $0.12 per diluted share, primarily due to an increase in the Company’s stock price in the fiscal fourth quarter of 2007. These items were somewhat offset by a favorable tax benefit booked in the quarter of $877,000, or $0.15 per diluted share, as a result of a research and development tax credit project completed by the Company in fiscal 2007.

     Year-to-date, earnings increased 51.2 percent to $21,852,000, or $3.68 per diluted share, from last year’s $14,453,000, or $2.43 per diluted share. Net earnings for the full fiscal year were unfavorably impacted by the following items: (1) an after-tax restructuring charge at the Company’s Belgian operation of $1,751,000, or $0.29 per diluted share, (2) an after-tax write-off of an impaired intangible asset of $366,000, or $0.06 per diluted share, and (3) an after-tax increase in the Company’s accrual for executive stock-based compensation versus fiscal year 2006 of $1,347,000, or $0.23 per diluted share, primarily due to an increase in the Company’s stock price in fiscal 2007. These items were somewhat offset by a favorable tax benefit booked in the third and fourth quarters of $1,077,000, or $0.18 per diluted share, as a result of a research and development tax credit project completed by the Company in fiscal 2007.

     For the fiscal 2007 fourth quarter and full year, the recently acquired BCS Group companies added $0.16 and $0.32, respectively, to diluted earnings per share. As previously announced, the Company had unfavorable non-cash, non-recurring purchase accounting adjustments to inventory in the first six months of fiscal 2007 that reduced after-tax earnings by $733,000, or $0.12 per diluted share. The effect of these adjustments was to reduce gross margin as a percentage of sales by 0.4 percentage points for the fiscal year.

     Earnings before interest, taxes, depreciation and amortization (EBITDA)* grew from $30,507,000, or 12.5 percent of sales, for fiscal year 2006, to $44,531,000, or 14.0 percent of sales for fiscal 2007. The year-over-year growth can be attributed to the significant increase in operating profitability in fiscal 2007, including the effect of the recently acquired BCS Group. This was somewhat offset by the unfavorable items noted above that were booked in fiscal 2007.

     Commenting on the results, Michael E. Batten, Chairman, President and Chief Executive Officer, said, “Fiscal 2007 represented the best operating year in the Company’s 88 year history. We are proud of this achievement and of the hard work all of our associates have accomplished over the past year. The fiscal 2007 fourth quarter represents the 14th consecutive quarter of year-over-year quarterly increases in sales. Although there were a number of unfavorable items that impacted our net earnings for fiscal 2007, we are pleased with the Company’s ability to drive profitable growth. The positive contribution of the BCS Group companies exceeded our expectations and we are working hard to strengthen our Belgian manufacturing operation. We are optimistic the Belgian operation can achieve annual pre-tax savings between $1,000,000 - $1,200,000 within the next three years, as a result of the previously announced fourth quarter restructuring.”

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     Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Secretary, stated, “Our balance sheet remains strong, as a result of our positive financial results and financial management. Our cash and cash equivalents increased 18.8 percent to $19,508,000, at June 30, 2007. Total debt at June 30, 2007 increased $1,708,000, or 4.0 percent to $43,920,000 from $42,212,000 at June 30, 2006. We are pleased that compared to the period ended March 30, 2007, total debt decreased $11,258,000, as a result of strong operating cash flows. We spent $15,681,000 in capital expenditures for the year, compared to $8,385,000 for fiscal 2006. We expect to spend a similar amount in fiscal 2008 as the Company continues to invest in modernizing its equipment and facilities. Working capital for the year ended June 30, 2007 increased 32.1 percent to $94,475,000, primarily driven by increases in inventories and accounts receivables, as a result of the significant increase in sales and order activities.”

     Mr. Batten concluded, “With our six-month backlog at $110,357,000 (which includes backlog of $10,898,000 from BCS), the preliminary outlook for fiscal 2008 is encouraging. While this number is down from the record six-month backlog at March 30, 2007 of $118,397,000, our backlog is up significantly from $91,598,000 at June 30, 2006. The reduction in the six-month backlog versus the end of the third fiscal quarter can partially be attributed to the reduction we were able to achieve in our past due backlog at our domestic manufacturing operation. Historically, a seasonal decrease in the last quarter of the fiscal year is not unusual. While we expect our growth rates to moderate somewhat for fiscal 2008, we remain optimistic that we will continue to see positive trends in the marine- and land-based oil and gas, defense, and mega-yacht markets.”

     Twin Disc will be hosting a conference call today (July 31, 2007) to discuss these results and to answer questions at 2:00 p.m. EDT. To participate in the conference call, please dial 888-339-9446 five to 10 minutes before the call is scheduled to begin. A replay will be available from 5:00 p.m. July 31, 2007 until midnight on August 7, 2007. The number to hear the teleconference replay is 800-406-7325. The access code for the replay is 3758696.

     The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk

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factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

     Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

     The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data; unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net sales	$90,782	$72,534	$317,200	$243,287
Cost of goods sold	60,760	48,477	214,291	168,897

Gross profit	30,022	24,057	102,909	74,390
Marketing, engineering and
administrative expenses	19,174	14,816	63,267	49,606
Restructuring of operations	2,652	0	2,652	0
Interest expense	801	582	3,154	1,718
Interest income	(160)	(146)	(443)	(302)
Other expense (income), net	195	227	(50)	316

Earnings before income
taxes and minority interest	7,360	8,578	34,329	23,052
Income taxes	2,300	2,888	12,273	8,470
Minority interest	(59)	(30)	(204)	(129)
Net earnings	$5,001	$5,660	$ 21,852	$ 14,453

Earnings per share:
Basic	$0.86	$0.98	$ 3.76	$ 2.51
Diluted	$0.83	$0.95	$ 3.68	$ 2.43

Average shares outstanding:
Basic	5,817	5,785	5,810	5,767
Diluted	6,035	5,979	5,939	5,941

Dividends per share	$0.110	$0.095	$ 0.410	$ 0.365

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$19,508	$16,427
Trade accounts receivable, net	63,277	55,963
Inventories, net	76,253	65,081
Deferred income taxes	6,046	5,780
Other	8,156	7,880

Total current assets	173,240	151,131

Property, plant and equipment, net	56,810	46,958
Goodwill	17,171	15,304
Deferred income taxes	3,771	4,152
Intangible assets, net	9,352	12,211
Other assets	6,840	6,416

	$267,184	$236,172

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank overdraft	$ -	$3,194
Notes payable	-	16
Current maturities on long-term debt	615	633
Accounts payable	28,896	27,866
Accrued liabilities	49,254	47,912

Total current liabilities	78,765	79,621

Long-term debt	43,305	38,369
Accrued retirement benefits	26,392	28,065
Other long-term liabilities	2,640	312

	151,102	146,367

Minority interest	645	572

Shareholders' equity:
Common stock	13,304	11,777
Retained earnings	121,109	101,652
Accumulated other comprehensive loss	(4,493)	(9,166)

	129,920	104,263
Less treasury stock, at cost	14,483	15,030

Total shareholders' equity	115,437	89,233

	$267,184	$236,172

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands; unaudited)
	June 30,	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$21,852	$14,453
Adjustments to reconcile net earnings
to net cash provided by operating activities

Depreciation and amortization	7,252	5,866
Write-off of impaired asset	600	-
Gain on sale of plant assets	71	456
Minority interest	73	129
Loss on restructuring of operations	2,652	-
Stock-based compensation	1,075	784
Provision for deferred income taxes	466	2,758
Changes in operating assets and liabilities:
Trade accounts receivable, net	(6,087)	(4,151)
Inventories, net	(8,988)	(6,933)
Other assets	(21)	(1,883)
Accounts payable	642	2,209
Accrued liabilities	7,440	7,318
Accrued/prepaid retirement benefits	(10,283)	(2,729)
Net cash provided by operating activities	16,744	18,277

Cash flows from investing activities:
Proceeds from sale of plant assets	114	240
Acquisition of plant assets	(15,681)	(8,385)
Acquisition of affiliate, net of cash acquired	-	(20,330)
Net cash used by investing activities	(15,567)	(28,475)

Cash flows from financing activities:
Bank overdraft	(3,194)	(562)
(Decrease) increase in notes payable, net	(669)	21,518
Proceeds from (payments of) long-term debt	5,525	(4,500)
Proceeds from exercise of stock options	273	1,027
Acquisition of treasury stock	(51)	(214)
Dividends paid	(2,395)	(2,117)
Other	777	(92)
Net cash provided by financing activities	266	15,060

Effect of exchange rate changes on cash	1,638	(49)

Net change in cash and cash equivalents	3,081	4,813
Cash and cash equivalents:
Beginning of year	16,427	11,614

End of year	19,508	16,427

Supplemental cash flow information:
Cash paid during the year for:
Interest	3,048	1,391
Income taxes	8,030	7,565

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             RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA

                                              (In thousands; unaudited)

	Three Months Ended		Fiscal Year Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net earnings	$ 5,001	$ 5,660	$21,852	$ 14,453
Income taxes	2,300	2,888	12,273	8,470
Interest expense	801	582	3,154	1,718
Depreciation and amortization	2,048	1,757	7,252	5,866
Earnings before interest, taxes,
depreciation and amortization	$10,150	$10,887	$44,531	$30,507

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